EXHIBIT 2
[UMS Letterhead]
AUTHORIZATION CERTIFICATE
          I, Gerardo Rodríguez Regordosa, Deputy Undersecretary for Public Credit of the Ministry of Finance and Public Credit of the United Mexican States (“Mexico”), pursuant to Section 1(b) of the Fiscal Agency Agreement dated as of February 13, 2006 (the “Fiscal Agency Agreement”), among Mexico, The Bank of New York and The Bank of New York (Luxembourg) S.A., certify that there is hereby established a Series (as that term is defined in Section 1(a) of the Fiscal Agency Agreement) of Securities (as that term is defined in Section l(a) of the Fiscal Agency Agreement) (the “Notes”) to be delivered under the Fiscal Agency Agreement. The Notes shall have the terms set forth in the Prospectus dated April 27, 2005 relating to the Debt Securities and Warrants of Mexico (the “Prospectus”) and the Prospectus Supplement dated February 13, 2006 relating to the Notes (the “Prospectus Supplement”), as amended from time to time and as such terms may be further specified in one or more pricing supplements or final terms thereto (each, a “Pricing Supplement”). The Prospectus and Prospectus Supplement are attached hereto as Annexes A and B, respectively. A sample form of fixed rate Note and a sample form of floating rate Note are attached hereto as Annexes C and D, respectively. The Notes shall be sold on behalf of Mexico by the Agents listed on the signature pages of the Selling Agent Agreement dated as of February 13, 2006 (the “Selling Agent Agreement”), between Mexico and such Agents (the “Agents”), or such other agent or agents as Mexico may appoint from time to time. The Notes may also be sold by Mexico to the Agents or such other agents, each acting as principal, or by Mexico directly.
          Capitalized terms used and not otherwise defined herein have the meanings assigned to such terms in the Fiscal Agency Agreement and the sample forms of Notes attached hereto as Annexes C and D, respectively.
          The terms of the Notes shall include the following:
(i)	The designation of the Notes is United Mexican States InterNotes®.

(ii)	The aggregate principal amount (or aggregate initial offering price, as the case may be) of the Notes that have been or may be issued as part of the Series is one billion five hundred million United States dollars (U.S. $1,500,000,000), or the equivalent thereof in one or more other currencies, subject to increase at the option of Mexico.

(iii)	The Notes may be issued in registered or bearer form, with or without coupons, as specified in the applicable Pricing Supplement.

(iv)	Unless otherwise specified in the applicable Pricing Supplement, all Notes in bearer form will initially be represented by a temporary global bearer security. Registered Notes may not be exchanged for Notes in bearer form.

(v)	Each Note issued in book-entry form will be represented by one or more global securities, in registered or bearer form, deposited with a clearing system and held by a custodian or common depositary. Unless otherwise specified in the applicable Pricing Supplement, Notes will not be issued in certificated form.

(vi)	The principal of, and premium, if any, on the Notes shall be payable from nine months or more from their dates of issue, subject to redemption at the option of Mexico or repayment at the option of the holder or, in the case of the exercise of a Survivor’s Option, authorized representative prior to maturity as set forth in the applicable Pricing Supplement.

(vii)	Each fixed rate Note will bear interest from its Original Issue Date (or such other date as is specified in the applicable Pricing Supplement) at the annual interest rate or rates specified in the applicable Pricing Supplement. Each floating rate Note will bear interest at the Initial Interest Rate specified in the applicable Pricing Supplement from its Original Issue Date (or such other date as is specified in the applicable Pricing Supplement) until the first Interest Reset Date for such Note, and thereafter at a rate determined by reference to one or more Base Rates plus or minus the Spread, if any, or multiplied by the Spread Multiplier, if any (each as specified in the applicable Pricing Supplement). Interest will be paid on each Interest Payment Date specified in the applicable Pricing Supplement and will include interest accrued from and including the Original Issue Date (or such other date as is specified in the applicable Pricing Supplement), or from and including the last Interest Payment Date to which interest has been paid or duly provided for to, but excluding, such Interest Payment Date, and payments of interest at the Maturity Date or upon earlier redemption or repayment shall include interest accrued to, but excluding, the Maturity Date or the date of redemption or repayment.

(viii)	Mexico will make payments of principal, premium, if any, and interest on Book-Entry Notes by wire transfer to the Fiscal Agent and the Fiscal Agent will make payment to the clearing system, or to the clearing system’s nominee or common depositary, as the registered owner or bearer of the Notes. Mexico will cause payments of principal, premium, if any, and interest on definitive registered Notes to be made by wire transfer (a) to a registered holder of U.S. $10,000,000 or more aggregate principal amount (or its equivalent in other currencies) of definitive registered Notes, but only if appropriate wire transfer instructions shall have been received in writing by the Paying Agent not less than 15 days prior to the applicable payment date or (b) if Mexico is making the payments at the Maturity Date or upon earlier redemption or repayment, upon surrender the Notes at the office of the principal Paying Agent or at the office of any other Paying Agent that Mexico appoints pursuant to the Fiscal Agency Agreement. In all other instances Mexico will pay interest on definitive registered Notes, subject to applicable laws and regulations, by mailing a check to the registered holder on or before the applicable payment date at the address of such holder appearing on the security register for the Notes maintained by the Fiscal Agent on the applicable Regular Record Date. Mexico will make payments on bearer Notes only at the office of a Paying Agent outside the United States appointed by Mexico, upon presentation of the relevant Note or coupon.
(ix)	Unless otherwise specified in the applicable Pricing Supplement and subject to the exceptions specified in the Prospectus Supplement, Notes in book-entry form denominated in a Specified Currency other than U.S. dollars that are deposited with or on behalf of a depositary located outside the United States are payable only in the Specified Currency, and Bearer Notes denominated in a Specified Currency other than U.S. dollars are payable only in the Specified Currency and, in each case, the holder of such Notes will not have the option to elect payment in U.S. dollars. Unless otherwise specified in the applicable Pricing Supplement, Notes in book-entry form denominated in a Specified Currency other than U.S. dollars that are registered in the name of The Depository Trust Company or its nominee are payable in U.S. dollars. Nevertheless, if the Note and the applicable Pricing Supplement so indicate, a holder of such a Note may elect to receive all payments in the Specified Currency by delivery of a written request to the Fiscal Agent, received no later than the record date, in the case of an interest payment, or at least 15 calendar days before the maturity date or date of earlier redemption or repayment, in the case of a principal payment. Such election shall remain in effect unless and until changed by written notice to the Fiscal Agent received at least 15 calendar days prior to the payment date.

(x)	The applicable Pricing Supplement will indicate either that the Notes cannot be redeemed prior to maturity or that the Notes will be redeemable at the option of Mexico on or after a specified date at par or at prices declining from a specified premium, if any, to par after a later date, together, in each case, with accrued interest to the date of redemption. The applicable Pricing Supplement will indicate whether a Note may be subject to repayment at the option of the holder.

(xi)	The applicable Pricing Supplement will indicate whether the Notes contain a Survivor’s Option.

(xii)	Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in denominations of U.S. $2,000 and greater integral multiples of U.S. $1,000 or, in the case of Notes denominated in a Specified Currency other than U.S. dollars, in the denominations set forth in the applicable Pricing Supplement.

(xiii)	Unless otherwise set forth in the applicable Pricing Supplement, the Notes will not be subject to any mandatory redemption, purchase or repayment provisions pursuant to any sinking fund or analogous provisions.

(xiv)	Unless otherwise set forth in the applicable Pricing Supplement, the covenants and agreements of Mexico in respect of the Notes are as set forth under the captions “Description of the Securities—Debt Securities—Negative Pledge” and “—Default and Acceleration of Maturity” in the Prospectus attached hereto as Annex A.

(xv)	The Notes shall be “collective action securities” and shall have the provisions with respect to meetings and amendments set forth in the Prospectus under the heading “Description of the Securities—Debt Securities—Meetings, Amendments and Waivers.” All Notes shall vote as a single series, regardless of their tenor and terms.

(xvi)	Mexico may issue Notes the principal amount of which and/or interest thereon will be determined by reference to an Index, as specified and described in the applicable Pricing Supplement.

(xvii)	All payments of principal, premium, if any, and interest by Mexico in respect of Notes will be made without withholding or deducting any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by Mexico, any political subdivision thereof or any taxing authority in Mexico, as set forth and subject to the exceptions specified under the caption “Description of the Notes—Additional Amounts” in the Prospectus Supplement attached hereto as Annex B.

(xviii)	Unless otherwise specified in the applicable Pricing Supplement, Mexico may from time to time, without the consent of the holders of any issue of Notes, create and issue additional notes having terms and conditions the same as such issue of Notes, or the same except for the issue date, issue price and, if applicable, the first payment of interest, which additional notes may be consolidated and form a single Series with such issue; provided that such additional notes do not have, for purposes of U.S. federal income taxation, a greater amount of original issue discount than the outstanding Notes have as of the date of the issuance of such additional notes.
          Mexico will pay all stamp and other duties, if any, which may be imposed by Mexico, the United States or any political subdivision thereof or taxing authority of or in the foregoing with respect to the Fiscal Agency Agreement or the issuance of the Notes.
          Prior to each issuance of Notes, Mexico will duly execute and deliver to the Fiscal Agent an authentication order, the Notes and a Pricing Supplement setting forth with specificity the terms of such Notes described in general terms herein.

          THIS AUTHORIZATION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCEPT THAT ALL MATTERS RELATING TO THE AUTHORIZATION AND EXECUTION HEREOF BY MEXICO SHALL BE GOVERNED BY THE LAW OF MEXICO.
          IN WITNESS WHEREOF, the undersigned has hereunto executed this Authorization Certificate as of the 13th day of February, 2006.

By:	/s/ Gerardo Rodríguez Regordosa

Gerardo Rodríguez Regordosa
Deputy Undersecretary for Public Credit of the
Ministry of Finance and Public Credit

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